As filed with the Securities and Exchange Commission on July 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIONIK LABORATORIES CORP.

(exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	27-1340346 (I.R.S. Employer Identification Number)

483 Bay Street, N105

Toronto, ON M5G 2C9

(Address of Principal Executive Offices including Zip Code)

2014 Equity Incentive Plan

(Full title of the plan)

Peter Bloch, CEO

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

(416) 640-7887

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Stephen E. Fox, Esq.

Michael S. Williams, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6580

(516) 663-6780 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,411,772 shares (2)	$0.23	$1,014,707.56	$117.60
Common Stock, par value $0.001 per share	2,283,713 shares (4)	$0.23	$525,253.99	$60.88
Common Stock, par value $0.001 per share	264,230 shares (4)	$0.165	$43,597.95	$5.05
Common Stock, par value $0.001 per share	400,000 shares (4)	$1.22	$488,000	$56.56
Common Stock, par value $0.001 per share	3,400,000 shares (4)	$1.00	$3,400,000	$394.06
Common Stock, par value $0.001 per share	972,375 shares (4)	$0.25	$243,093.75	$28.17
Common Stock, par value $0.001 per share	970,030 shares (4)	$0.95	$921,528.50	$106.81
Common Stock, par value $0.001 per share	963,302 shares (4)	$1.05	$1,011,467.10	$117.23
Common Stock, par value $0.001 per share	400,000 shares (4)	$0.70	$280,000	$32.45
Common Stock, par value $0.001 per share	250,000 shares (4)	$0.68	$170,000	$19.70
Total	14,315,422 shares		$8,097,648.85	$938.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of Bionik Laboratories Corp. (the “Registrant”) common stock that become issuable under the 2014 Equity Incentive Plan by reason of any stock split, recapitalization, stock dividend or other similar transaction effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents shares of the Registrant’s common stock underlying options which may be granted in the future.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(l) under the Securities Act.
(4)	Represents shares of the Registrant’s common stock underlying options granted prior to the filing date of this Registration Statement, which amount may again become available for grant and issuance under the 2014 Equity Incentive Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Bionik Laboratories Corp. 2014 Equity Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed with the Commission by Bionik Laboratories Corp. (“we,” “us,” “our” or “Bionik”) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the Commission on June 29, 2017;

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on June 30, 2017; and

(c)	The description of the Company’s Common Stock contained in the “Form 10 Information” in its Form 8-K filed with the SEC on March 4, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) states:

(a)           A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the DGCL. We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

4.1	2014 Equity Incentive Plan*
5.1	Opinion of Ruskin Moscou Faltischek, P.C.
10.1	Form of Stock Option Agreement under the 2014 Equity Incentive Plan
23.1	Consent of MNP LLP
23.2	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)

*	Incorporated by reference from the Registrant’s definitive information statement on Schedule 14C filed with the Commission on October 6, 2014.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada on the 12th day of July, 2017.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Peter Bloch
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, severally constitute and appoint Peter Bloch and Leslie Markow, and each of them singly, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement in Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Bloch	Chairman and Chief Executive Officer (principal executive officer)	July 12, 2017
Peter Bloch
/s/ Leslie Markow	Chief Financial Officer (principal financial and accounting officer)	July 12, 2017
Leslie Markow

/s/ Michal Prywata	Chief Operating Officer and Director	July 12, 2017
Michal Prywata

Director
Hermano Igo Krebs

/s/ Robert Hariri	Director	July 14, 2017
Robert Hariri

Director
Marc Mathieu